Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Infinite Eagle Acquisition Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares underlying the Eagle Share Rights included as part of the Units	(1)	Other	1,380,000	$10.00	$13,800,000.00	0.0001381	$1,905.78
Fees Previously Paid	Equity	Units each consisting of one Class A ordinary share, $0.0001 par value, and one right to receive one twenty-fifth (1/25) of one Class A ordinary share upon the consummation of an initial business combination	(2)	457(o)	34,500,000	$10.00	$345,000,000.00	0.0001381	$47,644.50

Total Offering Amounts:							$358,800,000.00		49,550.28
Total Fees Previously Paid:									47,644.50
Total Fee Offsets:									0.00
Net Fee Due:									$1,905.78

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Includes 3,450,000 Units, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

We paid a registration fee of $47,644.50 in connection with the initial filing of the Registration Statement on Form S-1 on November 20, 2025 (File No. 333-291679).